PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Fourth Quarter and Full Year 2019 Results
•Fourth quarter 2019 net loss available to shareholders of $1,077 million, or $10.02 per diluted share, driven primarily by net derivative mark-to-market losses
•Fourth quarter 2019 adjusted earnings, less notable items*, of $265 million, or $2.46 per diluted share
•Annuity sales grew 10 percent over the fourth quarter of 2018 and 23 percent for the full year 2019
•Approval of $600 million dividend from Brighthouse Reinsurance Company of Delaware ("BRCD")
•Approximately 550 percent estimated combined risk-based capital ("RBC") ratio
•Company repurchased approximately $128 million of its common stock during the quarter; announced authorization of the repurchase of up to an additional $500 million of common stock
CHARLOTTE, NC, February 10, 2020 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the fourth quarter and full year ended December 31, 2019.
Fourth Quarter and Full Year 2019 Results
The company reported a net loss available to shareholders of $1,077 million in the fourth quarter of 2019, or $10.02 per diluted share, compared with net income available to shareholders of $1,442 million in the fourth quarter of 2018. During the quarter, as a result of strong equity markets and rising interest rates, the value of our hedges, which the company uses to protect its balance sheet against adverse market conditions, decreased, as expected, while corresponding liabilities under U.S. GAAP accounting were not as significantly impacted as they are less sensitive to market movements. The company ended the fourth quarter of 2019 with common stockholders' equity ("book value") of $15.8 billion, or $148.64 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $12.5 billion, or $118.08 per common share.

For the fourth quarter of 2019, the company reported adjusted earnings* of $282 million, or $2.61 per diluted share.

Adjusted earnings for the quarter reflected $17 million after tax of the following net favorable notable items, or $0.16 per diluted share:

•$42 million favorable impact related to refinements to certain actuarial assumptions.
•$25 million unfavorable impact as a result of establishment costs related to planned technology and other expenses associated with the company's separation from its former parent company.
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* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Fourth Quarter 2019 Brighthouse Financial, Inc. Financial Supplement and/or the Fourth Quarter and Full Year 2019 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Corporate expenses in the fourth quarter of 2019 were $283 million, up from $248 million in the third quarter of 2019, both on a pre-tax basis.
Annuity sales increased 10 percent quarter-over-quarter, 3 percent sequentially and 23 percent for the full year 2019.

On a full year basis, the company reported a net loss available to shareholders of $761 million in 2019, or $6.76 per diluted share, compared with net income available to shareholders of $865 million in 2018, or $7.21 per diluted share. Similar to our results in the fourth quarter of 2019, this net loss on a U.S. GAAP basis is due to strong equity markets resulting in a decrease in the value of our hedges. Full year 2019 adjusted earnings, less notable items*, were $1,080 million, or $9.58 per diluted share, compared with $998 million in 2018, or $8.33 per diluted share.

During the fourth quarter of 2019, the company repurchased approximately $128 million of its common stock, with an additional approximately $23 million of its common stock repurchased in January 2020. Since the announcement of the company's first stock repurchase authorization in August 2018, the company has repurchased a total of approximately $570 million of its common stock through January 2020. The company also announced today that it has authorized the repurchase of up to $500 million of Brighthouse Financial common stock. This stock repurchase authorization is in addition to the $600 million aggregate stock repurchase authorizations announced in May 2019 and August 2018.

"We continued to deliver solid results in the fourth quarter of 2019. Annuity sales remained strong, we repurchased more of our common stock and our statutory capital increased significantly during the quarter," said Eric Steigerwalt, president and CEO, Brighthouse Financial. "We are very pleased with the meaningful progress we made in 2019, including exceeding our targets for annuity deposits, launching our first new life insurance product as an independent public company and fully transitioning to our multi-manager investment platform. Moving forward, I believe we are well-positioned to continue executing our strategy and further generate value for our shareholders, our distribution partners and the clients they serve."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended				For the Year Ended
	December 31, 2019		December 31, 2018		December 31, 2019		December 31, 2018
	Total	Per share	Total	Per share	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$(1,077)	$(10.02)	$1,442	$12.14	$(761)	$(6.76)	$865	$7.21
Adjusted earnings (1)	$282	$2.61	$186	$1.56	$599	$5.31	$892	$7.44
Adjusted earnings, less notable items (1)	$265	$2.46	$199	$1.68	$1,080	$9.58	$998	$8.33
Weighted average common shares outstanding - diluted (1)	107,840,324	N/A	118,685,082	N/A	112,694,053	N/A	119,827,478	N/A

Book value	$15,760	$148.64	$14,418	$122.67
Book value, excluding AOCI	$12,520	$118.08	$13,702	$116.58
Ending common shares outstanding	106,027,301	N/A	117,532,336	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	December 31, 2019	September 30, 2019	December 31, 2018
Annuities	$265	$203	$175
Life	$75	$73	$64
Run-off (1)	$6	$(426)	$18
Corporate & Other (1)	$(64)	$(19)	$(71)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Annuities (1)	$1,871	$1,808	$1,698
Life (2)	$12	$8	$4

(1) Annuities sales include sales of a fixed indexed annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $261 million for the fourth quarter of 2019, $296 million for the third quarter of 2019, and $368 million for the fourth quarter of 2018.
(2) In the fourth quarter of 2019, the company refined the definition of life insurance sales to better reflect its business mix. Prior quarter amounts have been revised to conform with this definitional change.

Annuities
Adjusted earnings in the Annuities segment were $265 million in the current quarter, compared with adjusted earnings of $175 million in the fourth quarter of 2018 and adjusted earnings of $203 million in the third quarter of 2019.
The current quarter included $42 million of favorable notable items related to refinements to certain actuarial assumptions. The fourth quarter of 2018 included a $12 million favorable notable item, and the third quarter of 2019 included unfavorable notable items of $30 million related to the annual actuarial review.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower amortization of deferred acquisition costs ("DAC") and lower reserves, and higher net investment income, partially offset by higher expenses and lower fees. On a sequential basis, adjusted earnings, less notable items, reflect higher expenses and lower fees, partially offset by lower reserves and DAC amortization.
As mentioned above, annuity sales increased 10 percent quarter-over-quarter and increased 3 percent sequentially.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Life
Adjusted earnings in the Life segment were $75 million in the current quarter, compared with adjusted earnings of $64 million in the fourth quarter of 2018 and adjusted earnings of $73 million in the third quarter of 2019.
There were no notable items in the current quarter or in the fourth quarter of 2018. The third quarter of 2019 included $19 million of favorable notable items related to the annual actuarial review.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower DAC amortization, partially offset by higher claims and lower net investment income. On a sequential basis, adjusted earnings, less notable items, reflect lower claims, partially offset by lower net investment income.
Run-off
The Run-off segment had adjusted earnings of $6 million in the current quarter, compared with adjusted earnings of $18 million in the fourth quarter of 2018 and an adjusted loss of $426 million in the third quarter of 2019.
There were no notable items in the current quarter. The fourth quarter of 2018 included a $14 million favorable notable item, and the third quarter of 2019 included a $431 million unfavorable notable item related to the annual actuarial review.
On a quarter-over-quarter and sequential basis, adjusted earnings, less notable items, were comparable.
Corporate & Other
Corporate & Other had an adjusted loss of $64 million in the current quarter, compared with an adjusted loss of $71 million in the fourth quarter of 2018 and an adjusted loss of $19 million in the third quarter of 2019.
The current quarter included a $25 million unfavorable notable item and the fourth quarter of 2018 included a $39 million unfavorable notable item, both related to establishment costs. The third quarter of 2019 included $13 million of net favorable notable items, including a separation-related tax benefit, partially offset by establishment costs.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects the preferred stock dividends which the company initiated in 2019. On a sequential basis, the adjusted loss, less notable items, reflects higher taxes.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Net investment income	$898	$928	$862
Adjusted net investment income	$904	$928	$863

Net Investment Income
Net investment income was $898 million and adjusted net investment income* was $904 million for the fourth quarter of 2019. On a quarter-over-quarter basis, adjusted net investment income increased $41 million and on a sequential basis decreased $24 million. The quarter-over-quarter results were primarily driven by asset growth, partially offset by lower alternative investment income. On a sequential basis, results were primarily driven by lower alternative investment income, partially offset by asset growth.
The net investment income yield was 4.32 percent during the quarter.

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	December 31, 2019 (1)	September 30, 2019	December 31, 2018
Statutory combined total adjusted capital	$9.7	$8.4	$7.4

(1) Reflects preliminary statutory results as of December 31, 2019.

Capitalization

At December 31, 2019:

•Holding company liquid assets were approximately $0.8 billion

•Statutory combined total adjusted capital on a preliminary basis increased to approximately $9.7 billion, driven primarily by strong statutory earnings and the approval of a $600 million dividend from BRCD

•Approximately 550 percent estimated combined RBC ratio

•VA assets were approximately $1.7 billion above the CTE98 level

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the fourth quarter and full year 2019 at 8:00 a.m. Eastern Time on Tuesday, February 11, 2020. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations website at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com. To join the conference call via telephone, please dial (844) 358-9117 (+1 (209) 905-5952 from outside the U.S.) and use conference ID 1868099.

A replay of the conference call will be made available until Friday, February 28, 2020, on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S., we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operating and financial results, as well as statements regarding the expected benefits of the separation (the "Separation") from MetLife, Inc. ("MetLife").

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market and counterparty risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure management strategy and the impact of such strategy on net income volatility and negative effects on our statutory capital; the reserves we are required to hold against our variable annuities as a result of actuarial guidelines; a sustained period of low equity market prices and interest rates that are lower than those we assumed when we issued our variable annuity products; the potential material adverse effect of changes in accounting standards, practices and/or policies applicable to us, including changes in the accounting for long-duration contracts; our degree of leverage due to indebtedness; the effect adverse capital and credit market conditions may have on our ability to meet liquidity needs and our access to capital; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the effectiveness of our risk management policies and procedures; the availability of reinsurance and the ability of our counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of these third parties and any inability to obtain information or assistance we need from third parties, including MetLife; whether all or any portion of the tax consequences of the Separation are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements, including the potential of outcomes adverse to us that could cause us to owe MetLife material tax reimbursements or payments, or disagreements regarding MetLife's or our obligations under our other agreements; the impact on our business structure, profitability, cost of capital and flexibility due to restrictions we have agreed to that preserve the tax-free treatment of certain parts of the Separation; the potential material negative tax impact of potential future tax legislation that could decrease the value of our tax attributes and cause other cash expenses, such as reserves, to increase materially and make some of our products less attractive to consumers; whether the Separation will qualify for non-recognition treatment for federal income tax purposes and potential indemnification to MetLife if the Separation does not so qualify; the impact of the Separation on our business and profitability due to MetLife’s strong brand and reputation, the

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
increased costs related to replacing arrangements with MetLife with those of third parties and incremental costs as a public company; whether the operational, strategic and other benefits of the Separation can be achieved, and our ability to implement our business strategy; our ability to attract and retain key personnel; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent Quarterly Reports on Form 10-Q, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
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(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests and preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL"), except earned income on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees") and amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses).

The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments.

The tax impact of the adjustments mentioned is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income including investment hedge adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE95

CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude company sponsored internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percent of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Normalized Statutory Earnings

Normalized statutory earnings is used by management to measure our insurance companies' ability to pay future distributions and are reflective of whether our hedging program functions as intended. Normalized statutory earnings is calculated as statutory pre-tax income less the change in the variable annuities reserve methodology (Actuarial Guideline 43) while including the change in both the reserve and capital methodology based CTE95 calculation, as well as unrealized gains (losses) associated with the variable annuities risk management strategy. Normalized statutory earnings may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	December 31, 2019	September 30, 2019	December 31, 2018
Premiums	$209	$214	$223
Universal life and investment-type product policy fees	950	867	899
Net investment income	898	928	862
Other revenues	107	94	89
Revenues before NIGL and NDGL	2,164	2,103	2,073
Net investment gains (losses)	33	27	(86)
Net derivative gains (losses)	(1,891)	1,057	2,039
Total revenues	$306	$3,187	$4,026

Expenses
Interest credited to policyholder account balances	$268	$272	$270
Policyholder benefits and claims	734	1,319	899
Amortization of DAC and VOBA	9	181	469
Interest expense on debt	47	49	45
Other expenses	620	562	556
Total expenses	1,678	2,383	2,239
Income (loss) before provision for income tax	(1,372)	804	1,787
Provision for income tax expense (benefit)	(303)	119	345
Net income (loss)	(1,069)	685	1,442
Less: Net income (loss) attributable to noncontrolling interests	1	2	—
Net income (loss) attributable to Brighthouse Financial, Inc.	(1,070)	683	1,442
Less: Preferred stock dividends	7	7	—
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$(1,077)	$676	$1,442

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	December 31, 2019	September 30, 2019	December 31, 2018
Investments:
Fixed maturity securities available-for-sale	$71,036	$70,723	$62,608
Equity securities	147	148	140
Mortgage loans, net	15,753	15,359	13,694
Policy loans	1,292	1,332	1,421
Limited partnerships and limited liability companies	2,380	2,353	2,291
Short-term investments	1,958	1,985	—
Other invested assets	3,216	4,734	3,027
Total investments	95,782	96,634	83,181
Cash and cash equivalents	2,877	4,289	4,145
Accrued investment income	684	732	724
Reinsurance recoverables	13,990	13,412	12,929
Premiums and other receivables	770	973	768
DAC and VOBA	5,448	5,317	5,717
Current income tax recoverable	17	14	1
Other assets	584	577	573
Separate account assets	107,107	103,928	98,256
Total assets	$227,259	$225,876	$206,294
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$39,686	$39,846	$36,209
Policyholder account balances	45,771	44,919	40,054
Other policy-related balances	3,111	3,079	3,000
Payables for collateral under securities loaned and other transactions	4,391	5,291	5,057
Long-term debt	4,365	4,365	3,963
Current income tax payable	—	—	15
Deferred income tax liability	1,355	1,749	972
Other liabilities	5,236	4,939	4,285
Separate account liabilities	107,107	103,928	98,256
Total liabilities	211,022	208,116	191,811
Equity
Preferred Stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	12,908	12,897	12,473
Retained earnings (deficit)	585	1,662	1,346
Treasury stock	(562)	(432)	(118)
Accumulated other comprehensive income (loss)	3,240	3,567	716
Total Brighthouse Financial, Inc.’s stockholders’ equity	16,172	17,695	14,418
Noncontrolling interests	65	65	65
Total equity	16,237	17,760	14,483
Total liabilities and equity	$227,259	$225,876	$206,294

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended			For the Year Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss) available to shareholders	$(1,077)	$676	$1,442	$(761)	$865
Less: Net investment gains (losses)	33	27	(86)	112	(207)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(1,897)	1,057	2,038	(1,994)	687
Less: GMIB Fees and GMIB Costs	34	(4)	(137)	43	(124)
Less: Amortization of DAC and VOBA	93	2	(233)	153	(435)
Less: Market value adjustments and other	17	(14)	(1)	(36)	38
Less: Provision for income tax (expense) benefit on reconciling adjustments	361	(223)	(325)	362	14
Adjusted earnings	282	(169)	186	599	892
Less: Notable items	17	(429)	(13)	(481)	(106)
Adjusted earnings, less notable items	$265	$260	$199	$1,080	$998

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$(10.02)	$6.06	$12.14	$(6.76)	$7.21
Less: Net investment gains (losses)	0.31	0.24	(0.73)	1.00	(1.73)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(17.65)	9.48	17.17	(17.72)	5.73
Less: GMIB Fees and GMIB Costs	0.32	(0.04)	(1.15)	0.38	(1.03)
Less: Amortization of DAC and VOBA	0.87	0.02	(1.96)	1.36	(3.63)
Less: Market value adjustments and other	0.16	(0.13)	(0.01)	(0.32)	0.32
Less: Provision for income tax (expense) benefit on reconciling adjustments	3.36	(2.00)	(2.74)	3.22	0.12
Less: Impact of inclusion of dilutive shares	0.01	—	—	0.01	—
Adjusted earnings per common share	2.61	(1.52)	1.56	5.31	7.44
Less: Notable items	0.16	(3.85)	(0.11)	(4.27)	(0.88)
Adjusted earnings, less notable items per common share	$2.46	$2.33	$1.68	$9.58	$8.33

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended			For the Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net investment income	$898	$928	$862	$3,579	$3,338
Less: Investment hedge adjustments	(6)	—	(1)	(6)	(14)
Adjusted net investment income	$904	$928	$863	$3,585	$3,352

Notable Items (Unaudited, in millions)

	For the Three Months Ended			For the Year Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Actuarial items and other insurance adjustments	$(42)	$442	$(26)	$412	$(83)
Establishment costs	25	10	39	92	189
Separation-related transactions	—	(23)	—	(23)	—
Total notable items (1)	$(17)	$429	$13	$481	$106

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$(42)	$30	$(12)	$(12)	$(166)
Life	—	(19)	—	(19)	(27)
Run-off	—	431	(14)	443	110
Corporate & Other	25	(13)	39	69	189
Total notable items (1)	$(17)	$429	$13	$481	$106

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.